EXHIBIT 99.1

BioCryst Strengthens Commercial Rare Disease Leadership

RESEARCH TRIANGLE PARK, N.C., Jan. 15, 2020 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced the appointments of Charles Gayer as chief commercial officer and Allen Hodge as vice president and general manager for the United States.

Mr. Gayer joined BioCryst in 2015 as vice president of global strategic marketing. Since July 2019 he has served as interim chief commercial officer, playing a key role in defining the strategy, and building the commercial operations, to support the launch of berotralstat, BioCryst’s oral kallikrein inhibitor for hereditary angioedema (HAE).

Prior to joining BioCryst, Mr. Gayer held several U.S. and global commercial leadership roles in highly competitive rare disease categories at Grifols and Talecris Biotherapeutics from 2007 through 2015. Prior to joining Talecris, he spent six years at GlaxoSmithKline in a range of marketing and sales roles. He received his B.A. from Princeton University and his M.B.A. from the Fuqua School of Business of Duke University.

“With Charlie’s leadership and experience, BioCryst is well-positioned to deliver berotralstat to patients around the world, as we transform into a fully-integrated commercial organization. He has a record of success in rare disease markets and has added valuable strategic insight and creativity to BioCryst over the past four years,” said Jon Stonehouse, chief executive officer of BioCryst.

Mr. Hodge joins BioCryst from Array Biopharma, where he helped to build the commercial organization that successfully launched Braftovi® and Mektovi®, an oral combination used for the treatment of patients with a rare form of melanoma. From 2012 through 2015 he was a sales director at ViroPharma (later Shire), where his teams had responsibility for Cinryze® and Firazyr®, two pioneering injectable treatments for HAE. He began his career at Pfizer, where he spent nine years in increasingly responsible sales roles. He received his B.S. from Arkansas Tech University and his master’s from Boston University.

“In addition to his proven sales success in HAE, Allen has the recent experience of leading highly successful rare disease launches that built tremendous value for patients and shareholders. Charlie and Allen are attracting exceptional talent to the commercial team as we prepare for an exciting 2020 with multiple regulatory submissions, approvals and launches of berotralstat,” Stonehouse added.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals discovers novel, oral small-molecule medicines that treat rare diseases in which significant unmet medical needs exist and an enzyme plays a key role in the biological pathway of the disease. BioCryst has several ongoing development programs including berotralstat (BCX7353), an oral treatment for hereditary angioedema, BCX9930, an oral Factor D inhibitor for the treatment of complement-mediated diseases, galidesivir, a potential treatment for Marburg virus disease and Yellow Fever, and BCX9250, an ALK-2 inhibitor for the treatment of fibrodysplasia ossificans progressiva. RAPIVAB® (peramivir injection), a viral neuraminidase inhibitor for the treatment of influenza, is BioCryst's first approved product and has received regulatory approval in the U.S., Canada, Australia, Japan, Taiwan, Korea and the European Union. Post-marketing commitments for RAPIVAB are ongoing. For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that developing any HAE product candidate may take longer or may be more expensive than planned; that BioCryst may not be able to enroll the required number of subjects in planned clinical trials of product candidates; that the company may not advance human clinical trials with product candidates as expected; that the FDA, EMA, PMDA or other applicable regulatory agency may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that actual financial results may not be consistent with expectations, including that 2019 operating expenses and cash usage may not be within management’s expected ranges.  Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

BCRXW

Contact:
John Bluth
+1 919 859 7910
jbluth@biocryst.com